EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
To the Board of Trustees and Shareholders of The Phoenix Edge Series Fund

In planning and performing our audits of the financial statements of each of the 26 series (each a series) (constituting The Phoenix Edge Series Fund, hereafter referred to as the "Fund") for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 17, 2005




EXHIBIT B:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

MEETING 1: A special meeting of Shareholders of the Phoenix-Janus Series of The Phoenix Edge Series Fund was held on April 14, 2004 to approve the following matters:

1. To consider and act upon a proposal to approve the Agreement and Plan of Reorganization, dated April 14, 2004 and the transactions it contemplates, including (a) the transfer of the assets of the Phoenix-Janus Flexible Income Series ( the "Merging Series") to the Phoenix-Goodwin Multi-Sector Fixed Income Series (the "Surviving Series"), another series of The Phoenix Edge Series Fund in exchange solely for the shares of the Surviving Series and the assumption by the Surviving Series of all known liabilities of the Merging Series and (b) the distribution of the shares of the Surviving Series so received to shareholders of the Merging Series in complete liquidation of the Merging Series.

On the record date of February 25, 2004 there were 4,550,610 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.


NUMBER OF VOTES              FOR          AGAINST            ABSTAIN

1.     Approve Agreement and Plan of Reorganization

                           986,562         38,600            114,890

Of the shares outstanding, 1,140,052 shares or 25.1%, were voted by policyholders and contractowners. Since Phoenix echo votes its record date shares in the same proportion as the voted shares received from policyholders and contractowners, effectively 100% of the outstanding shares were voted.



MEETING 2: A special meeting of Shareholders of the Phoenix Edge Series Fund was held on August 10, 2004 to approve the following matters:

1.	Fix the number of trustees at eight and elect such number as detailed below.

2.	Ratify selection of PricewaterhouseCoopers LLP, independent
accountants, as auditors for the fiscal year ending December 31, 2004.


On the record date for this meeting, for the Phoenix Edge Series Fund, there were 245,740,781 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES:

1.     Election of Trustees           For             Withheld
        Frank M. Elmer            236,242,379         9,498,403
        John A. Fabian            236,154,262         9,586,519
        Roger A. Gelfenbien       236,106,489         9,634,193
        Eunice S. Groark          236,014,756         9,726,026
        Frank E. Grzelecki        236,105,466         9,635,315
        John R. Mallin            236,236,418         9,504,364
        Philip R. McLoughlin      236,081,210         9,659,572
        Philip K. Polkinghorn     236,158,976         9,581,805

                                 For            Against          Abstain

2.     PricewaterhouseCoopers LLP

                            234,721,659        2,827,948        8,191,174



MEETING 3: Special meetings of Shareholders of The Phoenix Edge Series Fund was held on September 14, 2004 to approve the following matters:

1.	To consider and act upon a proposal to approve the Agreement and
Plan of Reorganization, dated September 14, 2004 and the transactions it contemplates, including (a) the transfer of the assets of the Phoenix-Alliance/Bernstein Growth + Value Series ( the "Merging Series") to the Phoenix-Oakhurst Growth and Income
Series (the "Surviving Series"), another series of The Phoenix Edge Series Fund in exchange solely for the shares of the Surviving
Series and the assumption by the Surviving Series of all known liabilities of the Merging Series and (b) the distribution of the shares of the Surviving Series so received to shareholders of the Merging Series in complete liquidation of the Merging Series.

2.	To consider and act upon a proposal to approve the Agreement and
Plan of Reorganization, dated September 14, 2004 and the
transactions it contemplates, including (a) the transfer of the
assets of the Phoenix-MFS Investors Trust Series     ( the "Merging
Series") to the Phoenix-Oakhurst Growth and Income Series (the "Surviving Series"), another series of The Phoenix Edge Series Fund in exchange solely for the shares of the Surviving Series and the assumption by the Surviving Series of all known liabilities of the Merging Series and (b) the distribution of the shares of the Surviving Series so received to shareholders of the Merging Series in complete liquidation of the Merging Series.

3.	To consider and act upon a proposal to approve the Agreement and
Plan of Reorganization, dated September 14, 2004 and the transactions it contemplates, including (a) the transfer of the assets of the Phoenix- MFSValue Series ( the "Merging Series") to the Phoenix-Oakhurst Value Equity Series (the "Surviving Series"), another series of The Phoenix Edge Series Fund in exchange solely for the shares of the Surviving Series and the assumption by the Surviving Series of all known liabilities of the Merging Series and
(b) the distribution of the shares of the Surviving Series so received to shareholders of the Merging Series in complete liquidation of the Merging Series.

4.	To consider and act upon a proposal to approve the Agreement and
Plan of Reorganization, dated September 14, 2004 and the transactions it contemplates, including (a) the transfer of the assets of the Phoenix-Lazard U.S. Multi-Cap Series ( the "Merging Series") to the Phoenix-Engemann Capital Growth Series (the
"Surviving Series"), another series of The Phoenix Edge Series Fund in exchange solely for the shares of the Surviving Series and the assumption by the Surviving Series of all known liabilities of the Merging Series and (b) the distribution of the shares of the Surviving Series so received to shareholders of the Merging Series in complete liquidation of the Merging Series.

5.	To consider and act upon a proposal to approve the Agreement and
Plan of Reorganization, dated September 14, 2004 and the transactions it contemplates, including (a) the transfer of the assets of the Phoenix-Sanford Bernstein Global Value Series ( the "Merging Series") to the Phoenix-Aberdeen International Series (the "Surviving Series"), another series of The Phoenix Edge Series Fund in exchange solely for the shares of the Surviving Series and the assumption by the Surviving Series of all known liabilities of the Merging Series and (b) the distribution of the shares of the Surviving Series so received to shareholders of the Merging Series in complete liquidation of the Merging Series.


On the record date of July 20, 2004, the shares outstanding and percentage of the shares outstanding and entitled to vote were present by proxy.

                                                               PERCENTAGE
                                                    SHARES       PRESENT
SERIES                                           OUTSTANDING     BY PROXY

Phoenix-Alliance/Bernstein Growth + Value Series   1,115,320      100 %
Phoenix-MFS Investors Trust Series                   740,068      100%
Phoenix-MFS Value Series                           3,094,154      100%
Phoenix-Lazard U.S. Multi-Cap Series                 488,513      100%
Phoenix-Sanford Bernstein Global Value Series      1,786,099      100%

NUMBER OF VOTES
                                          For      Against      Abstain

1.     Approve Agreement and Plan of Reorganization
                                        1,046,700   21,249      42,602
2.     Approve Agreement and Plan of Reorganization
                                        618,330     62,495      59,243
3.     Approve Agreement and Plan of Reorganization
                                      2,788,100     62,714     243,241
4.     Approve Agreement and Plan of Reorganization
                                        337,780    121,237      29,496
5.     Approve Agreement and Plan of Reorganization
                                      1,639,633     71,708      74,759



MEETING 4: A special meeting of Shareholders of the Phoenix-Aim Mid-Cap Equity Series of The Phoenix Edge Series Fund was held on December 1, 2004 to approve the following matters:

1. To consider and act upon a proposal to approve the Agreement and Plan of Reorganization, dated December 1, 2004 and the transactions it contemplates, including (a) the transfer of the assets of the Phoenix-AIM Mid-Cap Equity Series ( the "Merging Series") to the AIM V.I Mid Cap Core Equity Fund ( the surviving Fund) in exchange solely for the shares of the Surviving Fund and the assumption by the AIM V.I Mid Cap Core Equity Fund of all known liabilities of the Phoenix-AIM Mid-Cap Equity Series and (b) the distribution of the shares of the AIM V.I Mid Cap Core Equity Fund so received to shareholders of the Phoenix-AIM Mid-Cap Equity Series in complete liquidation of the Phoenix-AIM Mid-Cap Equity Series.

On the record date of July 20, 2004 there were 1,270,892 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.


NUMBER OF VOTES
                                   For       Against      Abstain

1.  Approve Agreement and Plan of Reorganization

                                1,138,553     31,127      98,586





EXHIBIT C:

The following advisory and sub-advisory agreements plus merger
N-14 filings were filed with the SEC and are being incorporated by reference in this NSAR:

N-14      333-111964
485(B)   033-05033
N-14      333-116760
N-14      333-116762
N-14       333-116763
N-14      333-116764
DEF 14A   811-04642